Exhibit 31.2

 EXHIBIT 32: Rule 13a-14(b) Certification

 The undersigned officer certifies that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of China Dongsheng International, Inc.

A signed original of this written statement required by Section 906 has been provided to China Dongsheng International, Inc. and will be retained by China Dongsheng International, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

CHINA DONGSHENG INTERNATIONAL, INC.

By: /s/ Aidong Yu
AIDONG YU
Chief Executive Officer
Chief Financial Officer

Date: October 12, 2007